Wells Fargo Rail (A carve-out business of Wells Fargo & Company) Unaudited Condensed Combined Carve-out Financial Statements As of June 30, 2025 and December 31, 2024 (audited) and for the three and six months ended June 30, 2025 and 2024

TABLE OF CONTENTS Management's Discussion and Analysis of Financial Condition and Results ............................................................ 2 Condensed Combined Income Statements (Unaudited) ............................................................................................. 12 Condensed Combined Balance Sheets (Unaudited) ................................................................................................... 13 Condensed Combined Statements of Changes in Equity (Unaudited) ....................................................................... 14 Condensed Combined Statements of Cash Flows (Unaudited) .................................................................................. 15 Notes to the Condensed Combined Carve-out Financial Statements ......................................................................... 16 Note 1. Description of Business ............................................................................................................................. 16 Note 2. Accounting Changes .................................................................................................................................. 16 Note 3. Summary of Significant Accounting Policies ........................................................................................... 17 Note 4. Supplemental Cash Flow Information ....................................................................................................... 22 Note 5. Operating Lease Assets ............................................................................................................................. 22 Note 6. Leases ........................................................................................................................................................ 22 Note 7. Related Party Transactions ........................................................................................................................ 24 Note 8. Debt ........................................................................................................................................................... 24 Note 9. Fair Value Measurements .......................................................................................................................... 25 Note 10. Asset Impairments and Assets Held for Sale .......................................................................................... 25 Note 11. Stock-Based Compensation ..................................................................................................................... 25 Note 12. Income Taxes .......................................................................................................................................... 26 Note 13. Concentrations ......................................................................................................................................... 26 Note 14. Commercial Commitments ...................................................................................................................... 26 Note 15. Goodwill .................................................................................................................................................. 26 Note 16. Allowance for Credit Losses ................................................................................................................... 27 Note 17. Other Assets and Other Liabilities .......................................................................................................... 27 Note 18. Legal Proceedings and Other Contingencies ........................................................................................... 28 Note 19. Subsequent Events ................................................................................................................................... 28 Page 1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS

Overview

Wells Fargo Rail ("WFR," the "Company," "we," "us," or "our") is a carve-out business of Wells Fargo & Company ("WF" or the "Parent"). It includes the accounts of operations that comprise the activities that relate to the following entities: Wells Fargo Rail Corporation, Wells Fargo Rail Structured Holdings LLC, Wells Fargo Rail Canada ULC, Wells Fargo Equipment Finance, Inc., Wells Fargo Equipment Finance Company/Société De Financement D'équipement Wells Fargo, Everen Capital Corporation, Helm Pacific Corporation, Wells Fargo Bank, N.A., and Wells Fargo Global Third Party Services LLC. WFR purchases, leases, operates, manages, and remarkets long-lived, widely used assets including freight cars, tank cars, boxcars, and locomotives in the North American rail market. The Company is one of the largest rail equipment lessors in North America, owning 125,516 railcars and 651 locomotives as of June 30, 2025. The Company offers two primary products as a lessor: operating leases ("OPL") and finance leases, also referred to as long-term leases ("LTL").

OPL are typically shorter-term arrangements (generally have terms of 10 years or less at inception). These agreements are typically structured as a fixed-rate rental lease or a car hire lease. Fixed-rate rental leases are offered as either full service, where the Company arranges and pays for maintenance and property tax for the assets on behalf of the lessee, or net lease, where the lessee arranges and pays for certain maintenance and property tax on the assets. The Company also provides management and administrative services for a small fleet of railcars on behalf of third-party owners, which is reported through the Company's OPL product.

LTL generally have terms of 10 years or more at inception and are offered only on a net lease basis. LTL are typically structured with lessee purchase options at or near lease-end. The LTL fleet also includes a leveraged lease portfolio. Leveraged lease accounting guidance under ASC 840 was grandfathered in upon the effective date of ASC 842 for existing leveraged leases. Existing leveraged leases modified on or after January 1, 2019 are accounted for under ASC 842 as operating or finance leases.

The table below shows the number of units in the Company's fleet as of June 30, 2025:

As of June 30, 2025	Operating Leases (OPL)	Finance Leases (LTL)	Total
Freight cars	93,362	21,493	114,855
Tank cars	5,021	885	5,906
Boxcars	3,490	1,265	4,755
Total Railcars	**101,873**	**23,643**	**125,516**
Locomotives	215	436	651
Total Fleet	**102,088**	**24,079**	**126,167**
Managed Railcars	**6,117**	**—**	**6,117**

The Company's fleet operates in the United States, Canada, and Mexico, with estimated economic useful lives of 25 - 50 years and an average age of approximately 21 years. The Company has a large and diverse customer base, serving approximately 600 customers primarily focused in the transportation, plastics, energy, food and agriculture industries.

The Company's primary competitors in railcar leasing are American Industrial Transport, CIT Rail, GATX Corporation, Trinity Industries Leasing Company, and Union Tank Car Company.

The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Condensed Combined Carve-out Financial Statements included below. We based the discussion and analysis that follows on financial data derived from the Condensed Combined Carve-out Financial Statements prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

Discussion of Operating Results

Summary

Net loss for the six months ended June 30, 2025 was $(58.0) million compared to net income of $36.5 million for the same period in 2024, representing a $94.5 million decrease. The decrease was driven by a goodwill impairment charge of $104.2 million recognized during the first quarter of 2025. Total revenue for the six months ended June 30, 2025 was $343.0 million, a decrease of $11.4 million from revenues for the same period in 2024. The goodwill impairment charge and decreased revenues were partially offset by lower interest expense, which decreased by $20.1 million to $75.8 million for the six months ended June 30, 2025.

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Net income for the three months ended June 30, 2025 was $21.7 million compared to $22.8 million for the same period in 2024. Total revenues for the quarter ended June 30, 2025 were $170.7 million, down from $181.2 million in the prior year quarter. Total operating expenses remained flat at $99.4 million in both periods. Interest expense decreased from $47.8 million for the quarter ended June 30 2025 to $37.8 million in the prior year quarter, while other expense decreased slightly to $0.8 million in 2025 from $0.9 million in 2024. Income before income taxes decreased to $28.5 million compared to $29.4 million in 2024, and income tax expense was $6.8 million in 2025 compared to $6.6 million in 2024. Rail Fleet Data As of June 30, 2025, OPL includes approximately 13,197 tank and freight cars and approximately 100 boxcars that are scheduled to expire by the end of 2025. In addition, three LTL contracts totaling 617 freight cars are scheduled to expire by the end of 2025. These amounts exclude railcars on leases expiring in 2025 that have already been renewed or assigned to a new lessee. The Company purchases new railcars from a number of manufacturers on a build to order basis (i.e., railcars that we order from manufacturers that are intended to be placed with a lessee), including Trinity Rail Group, LLC, a subsidiary of Trinity Industries, Inc., The Greenbrier Companies, Inc. and its subsidiaries, National Steel Car Ltd., and Freight Car North America, LLC, an affiliate of Freight Car America, Inc. The Company also acquires new and used railcars from the secondary market. For the six months ending June 30, 2025, 684 grain covered hoppers were ordered and are expected to be delivered in the fourth quarter of 2025 to the Company's LTL fleet. The following table shows the total OPL fleet with historical units on lease to customers as "active" and units in WFR's possession that are not generating income as "idle". OPL fleet utilization is calculated on the secondary axis. Fl ee t S iz e U tilization OPL Fleet Active Fleet Idle Utilization June 30, 2024 September 30, 2024 December 31, 2024 March 31, 2025 June 30, 2025 0 30,000 60,000 90,000 120,000 96% 97% 98% 99% 100% Lease Price Index Lease Price Index ("LPI") is an internally-generated business indicator that measures renewal pricing activity for the Company's OPL fleet. The LPI calculation includes all renewal activity for the three-month periods shown in the table below for fixed-rate rental leases. Renewals are weighted by the count of all renewals over each three month period. The average renewal lease rate change is reported as the percentage change between the average renewal lease rate and the average expiring lease rate. The average renewal lease term is reported in months and reflects the average renewal lease term in the LPI. During the three months ended June 30, 2025, the renewal rate change of the LPI was positive 19% compared to positive 15% for the three months ended March 31, 2025, and positive 26% for the three months ended June 30, 2024. Lease terms on renewals for railcars in the LPI averaged 54 months for the three months ended June 30, 2025 compared to 46 months for the three months ended March 31, 2025, and 44 for the three months ended June 30, 2024. 3

A vg . R en ew al T er m (m on th s) A vg. R enew al Lease R ate C hange Lease Price Index 26% 29% 17% 15% 19% 44 57 60 46 54 Average Renewal Lease Rate Change Average Renewal Lease Term June 30, 2024 September 30, 2024 December 31, 2024 March 31, 2025 June 30, 2025 0 10 20 30 40 50 60 70 0% 10% 20% 30% 40% 50% The following table shows the counts, activity, and statistics for the Company's OPL fleet for the three-month periods ended: OPL Fleet (including railcars and locomotives) June 30, 2024 September 30, 2024 December 31, 2024 March 31, 2025 June 30, 2025 Beginning balance 109,338 107,310 105,931 105,182 103,349 Added 278 430 712 10 495 Net transfers (to) from LTL fleet 28 (579) (99) (395) (569) Scrapped (752) (766) (1,130) (912) (1,059) Sold (1,582) (464) (232) (536) (128) Ending balance 107,310 105,931 105,182 103,349 102,088 Utilization rate at quarter end (1) 97.3% 97.2% 97.3% 97.5% 97.8% Renewal success rate (2) 94.9% 90.4% 88.6% 90.0% 84.1% Active fleet at quarter end (3) 104,461 102,981 102,390 100,742 99,875 Average active fleet (4) 105,149 103,729 102,603 101,296 100,240 (1) Utilization rate is calculated as the number of railcars on lease as a percentage of total railcars in the fleet. (2) The renewal success rate is adjusted for cars identified for scrap at time of lease termination. The renewal success rate represents the percentage of railcars on expiring leases that were renewed with the existing lessee. The renewal success rate is an important metric because railcars returned by the customers may remain idle or incur additional maintenance and freight costs prior to being leased to new customers. (3) Active fleet refers to the number of railcars on lease to customers. Changes in railcars on lease compared to prior years are impacted by railcars that were sold or scrapped, as well as the fleet utilization rate. (4) Average active fleet for each period is calculated using the number of active railcars at the end of each month. The following table shows the counts, activity, and statistics for the Company's LTL fleet for the three-month periods ended: LTL Fleet (including railcars and locomotives) June 30, 2024 September 30, 2024 December 31, 2024 March 31, 2025 June 30, 2025 Beginning balance 23,284 23,581 23,575 23,641 23,404 Added 379 21 156 — 116 Net transfers (to) from OPL fleet (28) 579 99 395 569 Scrapped (11) (24) (11) (18) (10) Sold (43) (582) (178) (614) — Ending balance 23,581 23,575 23,641 23,404 24,079 Average active fleet (1) 23,551 23,616 23,628 23,588 23,848 (1) Average active fleet is calculated using the number of active railcars at the end of each month. 4

Results for the Six Months Ended June 30, 2025 Compared to the Six Months Ended June 30, 2024 Six Months Ended June 30, (in millions) 2025 2024 $ Change % Change Finance lease revenues $ 50.7 $ 58.2 $ (7.5) (13%) Operating lease revenues 292.3 296.2 (3.9) (1%) Total revenue 343.0 354.4 (11.4) (3%) Less: Operating expenses 201.6 200.4 1.2 1% Other expenses 190.5 106.7 83.8 79% Income (loss) before income taxes (49.1) 47.3 (96.4) (204%) Income tax expense 8.9 10.8 (1.9) (18%) Net income (loss) $ (58.0) $ 36.5 $ (94.5) (259%) Net Income (Loss) For the six months ended June 30, 2025, the Company reported a net loss of $(58.0) million compared to net income of $36.5 million for the six months ended June 30, 2024. This decline was primarily due to a $104.2 million goodwill impairment recognized in the first six months of 2025 and a $11.4 million or 3% decline in total revenues. The year-over-year decrease in revenue was primarily driven by $13.7 million lower gains from sales. The goodwill impairment and lower revenues were offset by a $20.1 million or 21% reduction in interest expense. Revenues Total revenues for the six months ended June 30, 2025 was $343.0 million, a decrease of $11.4 million or 3% from $354.4 million in the prior year. Finance lease revenue decreased by $7.5 million, primarily due to a $7.1 million decline in finance lease gains from sale and a $2.3 million decrease in leveraged lease revenue due to fleet run-off, partially offset by a $1.9 million increase in direct financing lease revenue reflecting new investment and transfers from the OPL fleet. Operating lease revenue decreased by $3.9 million, driven by a $6.6 million decline in operating lease gains on sale, partially offset by a $2.4 million increase in base lease revenue reflecting higher rental rates that were partially offset by fleet retirements and LTL transfers. Operating Expenses Total operating expenses increased slightly to $201.6 million for the six months ended June 30, 2025 from $200.4 million for the same period in 2024. Maintenance expense increased by $8.6 million due to elevated regulatory compliance work on the Company's tank fleet. Depreciation expense decreased $5.3 million driven by fleet retirements and a smaller depreciable base resulting from a $29.5 million impairment recognized in the fourth quarter of 2024 related to asset held for sale write-downs. Freight and storage expense and operating lease property tax decreased by $0.9 million and $0.4 million, respectively. Personnel expense remained relatively flat, decreasing by $0.1 million. Asset impairments increased by $0.2 million, and provision for credit losses decreased by $0.4 million. Other Expenses Total other expenses, which includes internal indirect expense allocation (corporate costs allocated from the Parent), other expenses, interest expense, and goodwill impairment charges, was $190.5 million for the six months ended June 30, 2025 compared to $106.7 million for the six months ended June 30, 2024. The $83.8 million increase was primarily due to a goodwill impairment charge of $104.2 million, partially offset by lower interest expense which decreased by $20.1 million compared to same period in 2024. 5

Results for the Three Months Ended June 30, 2025 Compared to the Three Months Ended June 30, 2024

	Three Months Ended June 30,			
(in millions)	**2025**	**2024**	**$ Change**	**% Change**
Finance lease revenues	$ 22.9	$ 23.8	$ (0.9)	(4%)
Operating lease revenues	147.8	157.4	(9.6)	(6%)
Total revenue	170.7	181.2	(10.5)	(6%)
Less:				
Operating expenses	99.4	99.4	—	0%
Other expenses	42.8	52.4	(9.6)	(18%)
Income before income taxes	28.5	29.4	(0.9)	(3%)
Income tax expense	6.8	6.6	0.2	3%
Net income	$ 21.7	$ 22.8	$ (1.1)	(5%)

Net Income

For the three months ended June 30, 2025, net income decreased to $21.7 million from $22.8 million in the prior-year period, marking a 5% decrease. The decrease in net income was primarily driven by lower gains from sales, partially offset by a decrease in interest expense. Total revenue declined by $10.5 million or 6%, to $170.7 million, primarily due to a $12.2 million decrease in operating lease gains from sale. Despite the revenue decline, total operating expenses remained flat at $99.4 million. Additionally, interest expense decreased by $10.0 million compared to the three months ended June 30, 2024.

Revenues

Total revenue for the three months ended June 30, 2025 was $170.7 million, a decrease of $10.5 million or 6% from $181.2 million in the prior year period. Finance lease revenue declined by $0.9 million, driven by a $1.4 million decrease in leveraged lease revenue due to a fleet run-off and a $0.4 million decrease in finance lease gains from sale, partially offset by a $0.9 million increase in direct financing lease revenue reflecting new investment and transfers from the OPL fleet. Operating lease revenue decreased by $9.6 million, primarily due to a $12.2 million decline in gains from sales, partially offset by a $2.3 million increase in base operating lease revenue. The increase in base operating lease revenue was driven by higher rental rates partially offset by fleet retirements and LTL transfers.

Operating Expenses

Total operating expenses remained relatively flat at $99.4 million in both the three months ended June 30, 2025 and 2024. The contributing factors were depreciation expense, which decreased by $2.4 million, offset by a $3.2 million increase in maintenance expense, a $0.5 million increase in personnel expense, and a $0.1 million increase in asset impairment losses. The decrease in depreciation expense was primarily driven by fleet retirements and a smaller depreciable base after giving effect to the $29.5 million impairment related to asset held for sale write-downs in the fourth quarter 2024. The increase in maintenance expense was due to elevated regulatory compliance work on the tank fleet.

Other Expenses

Total other expenses decreased $9.6 million to $42.8 million for the three months ended June 30, 2025 compared to $52.4 million in the same three month period in 2024. This was primarily due to a $10.0 million decrease in interest expense, partially offset by higher internal indirect expense allocations.

Investment Volume

The Company's investment volume is primary composed of the value of acquired railcars, but also includes the value of acquired locomotives and certain capitalized repairs and improvements to owned railcars. As a result, the dollar value of investment volume does not necessarily correspond to the number of railcars acquired in any given period. In addition, the comparability of amounts invested and the number of railcars acquired in each period is impacted by the mix of railcars purchased, which may include tank cars and freight cars, as well as newly manufactured railcars or those purchased on the secondary market.

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The following table shows investment volume by asset type for the three-month periods ended: (in millions) June 30, 2024 September 30, 2024 December 31, 2024 March 31, 2025 June 30, 2025 Boxcars $ — $ — $ — $ 5.6 $ — Locomotives — — — — — All Other Railcars 76.5 54.7 86.9 (0.1) 61.3 Grand Total (OPL & LTL) $ 76.5 $ 54.7 $ 86.9 $ 5.6 $ 61.3 Change in Net Operating Lease Assets The following table shows changes in net operating lease assets: (in millions) June 30, 2025 December 31, 2024 Beginning balance $ 4,452.9 $ 4,554.8 Investments 59.3 250.6 Purchase of assets previously leased 6.6 48.3 Depreciation expense (103.1) (214.9) Asset dispositions (20.8) (72.5) Transfers to assets held for sale — (38.2) Transfers to finance leases (11.5) (74.5) Other (1.9) (0.7) Ending balance $ 4,381.5 $ 4,452.9 Cash Flow Discussion The Company generates cash from operating activities. The Company uses these resources, along with available cash balances, to fulfill debt and lease obligations, capital additions, portfolio investments, and to fund the Company's operations. Cash flows may vary materially from year to year due to the timing of asset dispositions and changes in working capital. As of June 30, 2025, the Company had an unrestricted cash balance of $17.2 million and restricted cash of $15.5 million. The Company also maintained three uncommitted line of credit arrangements with affiliates totaling $5.0 billion in aggregate availability. As of June 30, 2025, these facilities had maturities ranging from March 3, 2028 to March 24, 2028. As of June 30, 2025 and December 31, 2024, $2.7 billion and $2.8 billion, respectively, was drawn under these facilities. There was $2.3 billion available under these facilities as of June 30, 2025. The following table shows the Company's cash flows from operating, investing, and financing activities: Six Months Ended June 30, (in millions) 2025 2024 Net cash provided by operating activities $ 206.2 $ 288.9 Net cash used in investing activities (82.4) (259.7) Net cash used in financing activities (122.7) (26.8) Net change in cash, cash equivalents, and restricted cash during the period $ 1.1 $ 2.4 Net Cash Provided by Operating Activities Net cash provided by operating activities for the six months ended June 30, 2025 totaled $206.2 million, representing a decrease of $82.7 million compared to a net cash inflow of $288.9 million for the same period in 2024. The decrease was driven by lower proceeds from principal collections on leveraged and direct financing leases, which declined by $65.1 million, and a smaller gain on asset sales, which decreased by $6.6 million, due to fewer divestitures and less favorable pricing. 7

Net Cash Used in Investing Activities

The following table shows the Company's principal sources and uses of cash flows from investing activities:

	Six Months Ended June 30,	
(in millions)	**2025**	**2024**
Investment in direct financing leases	$ (55.7)	$ (143.5)
Proceeds from sales / retirements of operating leases	39.2	57.5
Purchase of operating lease equipment	(65.9)	(173.7)
Net cash used in investing activities	**$ (82.4)**	**$ (259.7)**

Net cash used in investing activities for the six months ended June 30, 2025 was $82.4 million, representing an increase of $177.3 million compared to a net cash outflow of $259.7 million for the same period in 2024. This reduction in outflows reflects a slowdown in capital deployment, particularly in operating lease equipment purchases, which decreased by $107.8 million, from $173.7 million in the first six months of 2024 to $65.9 million in the first six months of 2025. Further, investments in direct financing leases decreased by $87.8 million, from $143.5 million in the first six months of 2024 to $55.7 million in the first six months of 2025. These decreases in cash outflow were partially offset by lower cash inflow from proceeds on sales and retirements of operating leases, which fell by $18.3 million due to fewer asset dispositions during the period.

Net Cash Used in Financing Activities

The following table shows the Company's principal sources and uses of cash flows from financing activities:

	Six Months Ended June 30,	
(in millions)	**2025**	**2024**
Payments for finance leases	$ (4.2)	$ (12.3)
Net (decrease) increase in debt due to Parent	(81.4)	27.6
Net transfers to Parent	(37.1)	(42.1)
Net cash used in financing activities	**$ (122.7)**	**$ (26.8)**

Net cash used in financing activities for the six months ended June 30, 2025, totaled $122.7 million, an increase of $95.9 million in outflows compared to the same period in 2024. This shift was primarily driven by a reversal in debt due to Parent activity, which changed from a net inflow of $27.6 million in 2024 to a net outflow of $81.4 million in 2025, reflecting deleveraging efforts and reduced reliance on borrowing.

Liquidity and Capital Resources

General

The Company funds investments in railcars and meets debt, lease, and other obligations using available cash balances, as well as cash generated from operating activities, sales of assets, and proceeds from committed revolving credit facilities. The Company primarily uses cash from operations to fund ongoing operations and to meet debt repayment obligations.

Material Cash Obligations

The following table shows the material future cash obligations, which consist of undiscounted lease payments (WFR as lessee):

As of June 30, 2025 (in millions)	**2025 (1)**	**2026**	**2027**	**2028**	**2029**	**Thereafter**	**Total**
Operating lease obligations	$ 0.1	$ 0.4	$ 0.4	$ 3.3	$ 2.1	$ 3.0	$ 9.3
Total	**$ 0.1**	**$ 0.4**	**$ 0.4**	**$ 3.3**	**$ 2.1**	**$ 3.0**	**$ 9.3**

(1) For the remaining six months of the year.

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Contractual Cash Receipts Information regarding contractual cash receipts arising from future rental receipts from non-cancellable operating leases and from finance leases as of June 30, 2025 is presented in "Note 6. Leases" in the Condensed Combined Carve-out Financial Statements. Debt The following table shows the carrying value of the Company's debt and lease obligations by major component: (in millions) June 30, 2025 December 31, 2024 Debt due to Parent (unsecured) $ 2,675.5 $ 2,757.0 Operating lease liabilities (secured) 8.4 11.1 Total $ 2,683.9 $ 2,768.1 As of June 30, 2025 and December 31, 2024, the Company had $2.7 billion and $2.8 billion, respectively, drawn under revolving credit facilities, classified as unsecured debt due to Parent. These credit facilities were renewed in the first quarter of 2025 and bear interest at variable rates, tied to Secured Overnight Financing Rate ("SOFR"), with a weighted average spread of approximately 1.24% over SOFR as of June 30, 2025. See "Note 8. Debt" in the Condensed Combined Carve-out Financial Statements for additional details. Short-Term Borrowings and Credit Lines and Facilities The Company utilizes revolving credit facilities to support working capital needs, fund capital investments, and manage the timing of cash flows associated with operations and financing activities. These borrowings are typically repaid on a frequent basis through automated cash sweeps, rather than being maintained at a targeted level of utilization on a permanent basis. The Company draws and repays amounts as needed, based on liquidity needs and cash flow timing. Restrictive Covenants As of June 30, 2025, none of the Company's credit facilities contained restrictive financial or operating covenants. Leverage Leverage is expressed as a ratio of debt (including debt and lease obligations, net of unrestricted cash and short-term investments) to equity. The following table shows the components of recourse leverage: (in millions, except leverage ratio) June 30, 2025 December 31, 2024 Borrowings under bank credit facilities $ 2,675.5 $ 2,757.0 Operating lease liabilities 8.4 11.1 Less: unrestricted cash and cash equivalents (17.2) (16.1) Total debt and lease obligations, net of unrestricted cash and short-term investments $ 2,666.7 $ 2,752.0 Total debt (1) $ 2,666.7 $ 2,752.0 Total equity $ 1,883.6 $ 1,978.7 Leverage (2) 1.4 1.4 (1) Includes borrowings under bank credit facilities, and lease obligations, net of unrestricted cash and short-term investments. (2) Calculated as total debt / total equity. Commercial Commitments The Company has entered into various commercial commitments, including standby letters of credit, performance bonds, and guarantees related to certain transactions. These commercial commitments require the Company to fulfill specific obligations in the event of third-party demands upon the occurrence of certain specified events. Similar to balance sheet investments, these commitments expose the Company to credit, market, and equipment risk. Accordingly, the Company evaluates these commitments and other contingent obligations using techniques similar to those used to evaluate funded transactions. 9

The Company is party to standby letters of credit and performance bonds, which primarily relate to contractual obligations and general liability insurance coverages. No material claims have been made against these obligations, and no material losses are anticipated. Refer to "Note 14. Commercial Commitments" for information on commercial commitments as of June 30, 2025. Critical Accounting Policies and Estimates The Company's significant accounting policies (summarized in "Note 3. Summary of Significant Accounting Policies") are fundamental to understanding the results of operations and financial condition since they require the use of estimates and assumptions that may affect the value of assets or liabilities and financial results in the Condensed Combined Carve-out Financial Statements. The policies detailed below are critical since they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and since it is likely that materially different amounts would be reported under different conditions or using different assumptions. Lease Classification The Company analyzes all new and modified leases to determine whether a lease should be classified as an operating or finance lease. The lease classification analysis relies on certain assumptions that require judgment, such as the fair value, estimated residual value, and economic useful life of the leased asset, as well as the interest rate implicit in the lease. While most of the leases are classified as operating leases, changes in the assumptions could result in a different lease classification, which could change the impacts of the lease transactions on the income statement and balance sheet. Refer to "Note 3. Summary of Significant Accounting Policies" and "Note 6. Leases" for further information. Operating Lease Assets The Company recognizes operating lease assets at cost and depreciates them over their estimated economic useful lives to an estimated residual value using the straight-line method. The economic useful life is based on the estimate of the period over which the asset will generate revenue. For the majority of the operating lease assets, the economic useful life applied is generally 40 years. As of December 31, 2024, the average remaining useful life of the Company's operating lease assets was 19 years. The Company periodically reviews the appropriateness of estimates of useful lives based on changes in economic conditions and other factors. Changes in these estimates would result in a change in future depreciation expense. Direct Financing and Leveraged Lease Assets The Company recognizes finance lease assets, which include both direct financing and leveraged lease assets, at cost and amortizes them over their respective lease terms using the effective interest accounting method. The assets are amortized to an estimated future fair value, or residual value, based on management's estimate and independent appraisals. The Company periodically reviews the appropriateness of estimates of future fair value based on changes in economic circumstances and other factors. Changes in these estimates would result in a change in future income recognition. Refer to "Note 3. Summary of Significant Accounting Policies" for the Company's accounting policies related to finance lease income recognition. Impairment of Long-Lived Assets The Company reviews long-lived assets, including operating lease assets, right-of-use assets, and finance lease assets, for impairment annually, or more frequently if circumstances indicate that the carrying amount of those assets may not be recoverable. For operating lease assets, the Company evaluates the recoverability of assets to be held and used by comparing the carrying amount of the asset to the undiscounted future net cash flows the assets are expected to generate. For finance lease assets, the Company compares management's estimate of residual value to independent appraisals of residual value. The estimated future cash flows are based on a number of assumptions, including lease rates, lease term (including renewals), operating costs, the life of the asset, and final disposition proceeds. If it is determined that an asset is impaired, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the asset’s fair value. The Company classifies assets that are planned to be sold or otherwise disposed of as held for sale, provided they meet specified accounting criteria. Assets held for sale are recorded at the lower of their carrying amount or fair value less costs to sell. Depreciation is no longer recognized on assets held for sale and any further adjustments to the carrying value are recorded in asset impairments loss. Refer to "Note 10. Asset Impairments and Assets Held for Sale." 10

Impairment of Goodwill Goodwill is assessed for impairment annually in the fourth quarter or more frequently depending on macroeconomic and other business factors. These factors may include trends in short-term or long-term interest rates, negative trends from reduced revenue generating activities or increased costs, adverse actions by regulators, and company specific factors such as a decline in market capitalization. Reporting units are identified to be assessed for goodwill impairment at the reportable operating segment level or one level below. The Company has identified one reporting unit. Goodwill may be generated at the time a business is acquired and does not change unless there is goodwill impairment or a significant business reorganization impacting the reporting unit. The estimated fair value of the reporting unit is based on a market approach and a transaction approach, which are intended to reflect external market conditions. The methodology for determining the fair value is periodically assessed and updated as necessary. The income approach is a discounted cash flow ("DCF") analysis, which estimates the present value of future cash flows associated with each reporting unit. A DCF analysis requires significant judgment to estimate financial forecasts for the reporting unit, which includes future expectations of economic conditions and balance sheet changes, as well as considerations related to future business activities. The forecasts are reviewed by senior management. For periods after the financial forecasts, the Company incorporates a terminal value estimate. These forecasted cash flows are discounted using a rate derived from the capital asset pricing model which produces an estimated cost of equity for the reporting unit that reflects risks and uncertainties in the financial markets and in the financial forecasts. The market approach and transaction approach utilize observable market data from comparable publicly traded companies, such as enterprise value-to-revenue generating assets, to estimate a reporting unit’s fair value. Judgment is used to select comparable companies and transactions and the Company includes those with the most similar business activities. The Company's 2024 assessment indicated goodwill was not impaired as of December 31, 2024 based on the fair value of the reporting unit exceeding its carrying amount. For the six months ended June 30, 2025, the Company recognized a goodwill impairment charge of $104.2 million, as a result of the announced sale of the rail car leasing business. Refer to "Note 15. Goodwill" for additional information on the Company's impairment assessment. Refer to "Note 3. Summary of Significant Accounting Policies" for further details on goodwill and reportable operating segments. New Accounting Pronouncements See "Note 2. Accounting Changes" for a summary of new accounting pronouncements that may impact the business. Forward-Looking Statements This document contains forward-looking statements. In addition, the Parent may make forward-looking statements in documents filed or furnished with the Securities and Exchange Commission, and management of the Parent and the Company may make forward- looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. While there is no assurance that any list of risks and uncertainties is complete, important factors that could cause actual results to differ materially from those in the forward- looking statements include the following, without limitation: (i) current and future economic and market conditions; (ii) the demand for rail transportation assets or services and our ability to maintain our transportation assets on lease at satisfactory rates and term lengths; (iii) competitive factors in our primary markets; (iv) events having an adverse impact on assets, customers, or regions where we have a concentrated investment exposure; (v) the outcome and impact of legal, regulatory and legislative developments; and (vi) a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyberattacks. Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. 11

CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,	
(in millions)	2025	2024	2025	2024
Finance Lease Revenues				
Direct financing lease revenue	$ 16.6	$ 15.7	$ 33.2	$ 31.3
Leveraged lease revenue	6.1	7.5	12.5	14.8
Finance lease gains from sale	0.2	0.6	5.0	12.1
	22.9	**23.8**	**50.7**	**58.2**
Operating Lease Revenues				
Operating lease revenue	137.7	135.4	273.7	271.3
Operating lease gain on sale	5.9	18.1	13.8	20.4
Other operating lease revenue	4.2	3.9	4.8	4.5
	147.8	**157.4**	**292.3**	**296.2**
Total Revenues	**170.7**	**181.2**	**343.0**	**354.4**
Operating Expenses				
Depreciation expense	51.6	54.0	103.1	108.4
Maintenance expense	36.0	32.8	72.9	64.3
Freight and storage expense	2.9	2.7	5.0	5.9
Operating lease property tax expense	1.2	1.4	2.1	2.5
Other operating lease expense	0.6	0.7	1.8	1.8
Interest expense on lease liabilities	0.1	0.1	0.1	0.2
Amortization of right-of-use assets	0.2	0.4	0.3	0.7
Personnel expense	7.3	6.8	16.2	16.3
Asset impairments loss	0.1	—	0.2	—
Provision for credit losses	(0.6)	0.5	(0.1)	0.3
	99.4	**99.4**	**201.6**	**200.4**
Other Expenses				
Internal indirect expense allocation	4.2	3.7	8.3	8.4
Other expense	0.8	0.9	2.2	2.4
Interest expense	37.8	47.8	75.8	95.9
Goodwill impairment loss	—	—	104.2	—
	42.8	**52.4**	**190.5**	**106.7**
Income (Loss) Before Income Taxes	**28.5**	**29.4**	**(49.1)**	**47.3**
Income tax expense	6.8	6.6	8.9	10.8
Net Income (Loss)	**$ 21.7**	**22.8**	**$ (58.0)**	**36.5**

The accompanying notes are an integral part of these statements.

12

CONDENSED COMBINED BALANCE SHEETS (UNAUDITED) Assets Cash and cash equivalents $ 17.2 $ 16.1 Restricted cash 15.5 15.5 Direct financing leases 904.2 905.9 Leveraged leases 199.8 245.0 Allowance for credit losses (5.2) (5.3) Accounts receivable 79.1 76.0 Operating lease assets, net 4,381.5 4,452.9 Goodwill — 104.2 Current income tax receivable 51.6 50.5 Assets held for sale 6.1 10.7 Operating lease right-of-use assets, net 3.5 3.8 Other assets 2.0 7.8 Total assets 5,655.3 5,883.1 Liabilities and equity Accounts payable and accrued expenses 36.0 45.3 Current income tax payable 45.0 75.4 Deferred tax liability 941.8 943.6 Operating lease liabilities 8.4 11.1 Other liabilities 65.0 72.0 Debt due to Parent 2,675.5 2,757.0 Total liabilities 3,771.7 3,904.4 Net parent investment 1,883.6 1,978.7 Total equity 1,883.6 1,978.7 Total liabilities and equity $ 5,655.3 $ 5,883.1 (in millions) June 30, 2025 December 31, 2024 The accompanying notes are an integral part of these statements. 13

CONDENSED COMBINED STATEMENTS OF CHANGES IN EQUITY (UNAUDITED) Three Months Ended Six Months Ended June 30, June 30, (in millions) 2025 2024 2025 2024 Net Parent Investment: Balance at beginning of the period $ 1,870.1 $ 1,939.9 $ 1,978.7 $ 1,973.7 Net income (loss) 21.7 22.8 (58.0) 36.5 Net transfer (to) from Parent (8.2) 5.4 (37.1) (42.1) Balance at end of the period $ 1,883.6 $ 1,968.1 $ 1,883.6 $ 1,968.1 Total Equity $ 1,883.6 $ 1,968.1 $ 1,883.6 $ 1,968.1 The accompanying notes are an integral part of these statements. 14

CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED) Six Months Ended June 30, (in millions) 2025 2024 Operating Activities Net income (loss) $ (58.0) $ 36.5 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 104.6 93.5 Provision for credit losses (0.1) 0.3 Gains on sales of assets, net (13.8) (20.4) Asset impairments 0.2 — Goodwill impairment 104.2 — Principal collections on leveraged and direct financing leases 120.0 185.1 Deferred income taxes (1.8) (37.9) Changes in working capital items (49.1) 31.8 Net cash provided by operating activities 206.2 288.9 Investing Activities Investment in direct financing leases (55.7) (143.5) Proceeds from sales / retirements of operating leases 39.2 57.5 Purchase of operating lease equipment (65.9) (173.7) Net cash used in investing activities (82.4) (259.7) Financing Activities Payments for finance leases (4.2) (12.3) Net (decrease) increase in debt due to Parent (81.4) 27.6 Net transfers to Parent (37.1) (42.1) Net cash used in financing activities (122.7) (26.8) Net change in cash, cash equivalents, and restricted cash during the period 1.1 2.4 Cash, cash equivalents, and restricted cash at beginning of period 31.6 26.3 Cash, cash equivalents, and restricted cash at end of period $ 32.7 $ 28.7 The accompanying notes are an integral part of these statements. 15

NOTES TO THE CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

Note 1. Description of Business

The combined entities listed in the Basis of Combination section of "Note 3. Summary of Significant Accounting Policies", are referred to as Wells Fargo Rail. Wells Fargo Rail (the "Company," "WFR," "we," "us," or "our") is a carve-out business of Wells Fargo & Company ("WF" or the "Parent"). The Company, through its combined entities, provides railcars and locomotives under customized leasing structures throughout North America. The Company is one of the largest rail equipment lessors in North America owning 125,516 railcars and 651 locomotives as of June 30, 2025.

On May 29, 2025, WF entered into a definitive agreement to sell WFR's assets in the following three related transactions: (1) WFR's operating rail equipment of $4.4 billion to GABX Leasing LLC, a newly formed joint venture between GATX Corporation and Brookfield Infrastructure; (2) WFR's operating locomotive equipment to GATX Corporation, through its subsidiary, GATX Rail Locomotive Group, LLC ; and (3) WFR's finance lease portfolio to Brookfield Infrastructure, through its subsidiary, BFLX Leasing Holdings LLC.

WFR provides the following rail financing solutions:

- Operating leases – Operating leases are typically shorter-term arrangements, generally with terms of 10 years or less at inception. These agreements are typically structured as fixed-rate rental leases or car hire leases. Fixed-rate rental leases are offered as either full service, where the Company arranges and pays for maintenance and property tax for the assets on behalf of the lessee, or net lease, where the lessee arranges and pays for maintenance and property tax on the assets. The Company also provides management and administrative services for a small number of railcars on behalf of third-party owners, which is reported through the Company's operating lease product.

- Finance leases – Finance leases generally have terms of 10 years or more at inception and are offered only on a net lease basis. Finance leases are typically structured with purchase options at or near lease-end. The finance lease fleet also includes a leveraged lease portfolio. Leveraged lease accounting guidance under ASC 840, *Leases* was grandfathered in upon the effective date of ASC 842 for existing leveraged leases. Existing leveraged leases modified on or after January 1, 2019 are accounted for under ASC 842 as operating or finance leases. There have been no modifications of the Company's leveraged lease contracts after the effective date of ASC 842.

Note 2. Accounting Changes

New Accounting Pronouncements Adopted

There were no new accounting pronouncements adopted by the Company as of or for the three and six months ended June 30, 2025.

Accounting Pronouncements Not Yet Adopted

Standard/Description	Effective Date and Adoption	Effect on Financial Statements or Other Significant Matters
Income Taxes In December 2023, the FASB issued ASU 2023-09, *Income Taxes (Topic 740): Improvements to Income Tax Disclosures*, to enhance disclosures for the effective rate reconciliation and income taxes paid.	The new guidance will be effective for the year-ended December 31, 2025. Early adoption is permitted.	We continue to assess the effect the new guidance will have on our disclosures. We expect the primary impact to be the level of disaggregation disclosed in the effective tax rate reconciliation table and the addition of income taxes paid by jurisdiction.
Disaggregation of Income Statement Expenses In November 2024, the FASB issued ASU 2024-03, I*ncome Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures*, to require public companies to disclose a disaggregation of certain expenses that are presented on the face of the income statement, including amounts of purchased inventory, employee compensation, depreciation, amortization, and other related costs and expenses.	The new guidance will be effective for the year ended December 31, 2027 and subsequent periods. Early adoption is permitted.	We are currently assessing the requirements and the level of disclosure that will be required for our income statement expenses.

16

Note 3. Summary of Significant Accounting Policies Basis of Presentation These Condensed Combined Carve-out Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and present the Condensed Combined Income Statements for the three and six months ended June 30, 2025 and 2024, the Condensed Combined Balance Sheets as of June 30, 2025 and December 31, 2024, and the Condensed Combined Statements of Cash Flows for the six months ended June 30, 2025 and 2024. The information presented in tables throughout the notes to the financial statements is presented in millions of U.S. dollars unless otherwise stated. There were no items of other comprehensive income in any period presented. Basis of Combination These Condensed Combined Carve-out Financial Statements are prepared in connection with the Purchase Agreement dated May 29, 2025 among Wells Fargo Bank, N.A., Everen Capital Corporation, BFLX Leasing Holdings LLC, GATX Rail Locomotive Group, LLC, GATX Corporation and GABX Leasing LLC. These Condensed Combined Carve-out Financial Statements include activities that relate to the following entities: Wells Fargo Rail Corporation, Wells Fargo Rail Structured Holdings LLC, Wells Fargo Rail Canada ULC, Wells Fargo Equipment Finance, Inc., Wells Fargo Equipment Finance Company/Société De Financement D’équipement Wells Fargo, Everen Capital Corporation, Helm Pacific Corporation, Wells Fargo Bank, N.A., and Wells Fargo Global Third Party Services LLC. The combined entities are referred to herein as "Wells Fargo Rail," "WFR," the "Company," "we," "us," or "our." The Condensed Combined Carve-out Financial Statements have been derived from the consolidated financial statements and accounting records of Wells Fargo & Company (the "Parent" or "WF"), including the historical cost basis of assets and liabilities comprising the Company, as well as the historical revenues, direct costs, and allocations of indirect costs attributable to the operations of WFR, using the historical accounting policies applied by WF. These Condensed Combined Carve-out Financial Statements do not purport to reflect what the income statements, balance sheets, or cash flows would have been had the Company operated as a separate, stand-alone entity during the periods presented. All intercompany balances and transactions within the Company have been eliminated in the Condensed Combined Carve-out Financial Statements. As described in "Note 7. Related Party Transactions", transactions between the Company and WF have been included in these Condensed Combined Carve-out Financial Statements. Certain financing transactions with WF are deemed to have been settled immediately through net parent investment in the Condensed Combined Balance Sheets and are accounted for as a financing activity in the Condensed Combined Statements of Cash Flows as Transfers (to) from Parent. The Condensed Combined Balance Sheets reflect all the assets and liabilities of WF that are specifically identifiable as being directly attributable to WFR, including net parent investment as a component of equity. Net parent investment represents WF’s historical investment in WFR and includes accumulated net income and losses attributable to WFR and the net effect of transactions with WF and its subsidiaries. WF uses a centralized approach to cash management and financing of its operations. These arrangements may not be reflective of the way the Company would have financed its operations had it been a separate, stand-alone entity during the periods presented. The WF centralized cash management arrangements are excluded from the asset and liability balances in the Condensed Combined Balance Sheets. These amounts have instead been included in net parent investment as a component of equity. WF’s third-party debt and, unless specifically attributable, the related interest expense, has not been attributed to the Company because the Company is not the legal obligor of the debt and the borrowings are not specifically identifiable to the Company. The Condensed Combined Income Statements include all associated revenues from the assets included in the Condensed Combined Carve-out Financial Statements, and the related corporate functional expenses incurred to generate those revenues (direct, indirect, and allocated overhead). Expenses for certain corporate, infrastructure, and shared services provided by WF on a centralized basis ("WF corporate costs"), including, but not limited to, finance, supply chain, human resources, information technology, insurance, employee benefits, and other expenses that are either specifically identifiable or clearly applicable to the Company have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis using an applicable measure of headcount, revenue, or other allocation methodology that is considered to be a reasonable reflection of the utilization of services provided to or the benefit received by WFR during the periods presented. However, the WF corporate costs allocations may not be indicative of the actual expense that would have been incurred had the Company operated as an independent, stand-alone entity, nor are they indicative of the Company’s future expenses. 17

Use of Estimates The preparation of the Condensed Combined Carve-out Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates and assumptions. Management regularly evaluates estimates and judgments based on historical experience and other relevant facts and circumstances. Changes in estimates are recognized in accordance with the accounting rules for the estimates, which is typically in the period when new information becomes available. Lease Classification The Company determines the classification of a lease at its inception. If the provisions of the lease subsequently change, the Company evaluates whether the modification requires a reassessment of the classification per the guidance around lease modifications within ASC Topic 842, Leases ("ASC 842") and reassesses lease classification, if required. Revenue Recognition Lease revenue is the Company's primary sources of revenue. The Company disaggregates lease revenue into two categories, Finance Lease Revenues and Operating Lease Revenues, in the Condensed Combined Income Statements. Finance Lease Revenues • Direct financing lease revenue – The Company's primary income from finance leases is interest income. Direct financing lease revenue is recognized using the effective interest method in accordance with ASC 842. • Leveraged lease revenue – Leveraged leases, which are a form of finance leases, are reduced by related non-recourse debt from third-party investors. Leveraged lease accounting guidance under ASC 840 was grandfathered in upon the effective date of ASC 842 for existing leveraged leases. Existing leveraged leases modified on or after January 1, 2019 are accounted for under ASC 842 as operating or finance leases. Leveraged lease revenue is recognized based on a constant rate of return on the net investment. • Finance lease gains from sale – The Company recognizes gains on sale of finance lease assets upon completion of the sale. Operating Lease Revenues • Operating lease revenue – Operating lease revenue is within the scope of ASC 842, and the Company has elected not to separate non-lease components from the associated lease component for qualifying leases. Operating lease revenue is recognized on a straight-line basis over the term of the underlying lease. As a result, lease revenue may not be recognized in the same period as maintenance and other costs, which are expensed as incurred. Variable revenue on operating leases includes rental revenue based on usage. • Operating lease gain on sale – The Company recognizes gains on sale of operating lease assets upon completion of the sale or scrapping of operating assets. • Other operating lease revenue – Other operating lease revenue is comprised of annual excess mileage, management fee income, and other miscellaneous revenues. Revenue attributable to terms provided in the Company's lease contracts are variable lease components that are recognized when earned, in accordance with ASC 842. Other components of other operating lease revenue are within the scope of ASC Topic 606, Revenue from Contracts with Customers. Operating Lease Expenses The Company accounts for maintenance or other services pertaining to leases as lease payments. Operating lease expenses incurred by WFR as a lessor are disaggregated into the following four categories on the Condensed Combined Income Statements: maintenance expense, freight and storage expense, operating lease property tax expense and other operating lease expense. Operating lease expenses incurred by WFR as a lessee are included in interest expense on lease liabilities and amortization of right-of- use assets on the Condensed Combined Income Statements. Operating Lease Assets The Company as a lessor records operating lease assets and capitalized improvements at cost and depreciates them over their estimated useful lives to estimated residual values using the straight-line method. Leasehold improvements are depreciated over the shorter of their useful lives or the lease term. 18

Periodic depreciation expense related to operating lease assets is included in depreciation expense in the Condensed Combined Income Statements. Operating lease assets are presented net of accumulated depreciation in the operating lease assets, net line on the Condensed Combined Balance Sheets. The estimated useful lives of operating lease assets are as follows: Railcars (1) 25-50 years Boxcars (1) 25-50 years Locomotives 10-20 years Leasehold improvements 3-10 years Category Useful life (1) Useful life range varies based on the nature and type of car. The Company reviews operating lease assets for impairment periodically, or if circumstances indicate that the carrying amount of those assets may not be recoverable. The Company evaluates the recoverability of assets to be held and used by comparing the carrying amount of the asset to the undiscounted future net cash flows we expect the asset to generate. If an asset is determined to be impaired, the Company recognizes an impairment loss equal to the amount the carrying amount exceeds the asset’s fair value. Assets the Company plans to sell or otherwise dispose of are classified as held for sale, provided they meet specified accounting criteria. Assets held for sale are recorded at the lower of their carrying amount or fair value less costs to sell. Depreciation is no longer recognized on assets held for sale and any further adjustments to the carrying value are recorded in asset impairments loss. See "Note 10. Asset Impairments and Assets Held for Sale" for further information. Substantially all of the Company's leased assets are protected against casualty loss through third-party insurance. Finance Lease Assets Finance leases include both direct financing and leveraged leases with the Company as a lessor. Direct financing leases are recorded at the present value of the gross lease payments receivable plus an estimated residual value of the leased asset, net of unearned income. Leveraged lease accounting guidance under ASC 840 was grandfathered in upon the effective date of ASC 842 for existing leveraged leases. If leveraged leases are modified on or after January 1, 2019, they are accounted for as operating or finance leases. Lease payment receivables represent the present value of contractual lease payments, net of any debt service for leveraged leases, adjusted for renewal or termination options that we believe the customer is reasonably certain to exercise. Estimated residual values represent the estimates of fair value of an asset at the end of the lease term based on sales history and adjusted for recent trends in the expected exit markets as well as appraisal value. Many of the Company's leases allow the customer to extend the lease at a fixed rent or prevailing market terms or purchase the asset for a fixed price or fair value at lease termination. The combination of the lease payments receivable and the estimated residual value is considered the net investment in a lease. Over the lease term, the net investment in finance leases is reduced and finance lease income is recognized in the Condensed Combined Income Statements. The Company evaluates the net investment in finance leases for impairment based on current conditions and reasonable and supportable forecasts of future conditions under ASC Topic 326, Financial Instruments - Credit Losses ("ASC 326"). See the "Allowance for Credit Losses" section within this Note for more information. Allowance for Credit Losses The Company's allowance for credit losses considers both the collectability of the lease payments receivable as well as the estimated residual value of the leased asset. It represents the Company's estimate of expected credit losses over the life of finance lease receivables in accordance with ASC 326. The Company typically purchases residual value insurance on direct financing leases to reduce the risk of loss at lease termination. The Company evaluates credit risk on an ongoing basis, considering changes in risk ratings, economic conditions, lessee performance, and asset valuation trends, to adjust the allowance balance when necessary. There were no material changes in the estimation methods or assumptions for the allowance during the periods presented. See "Note 16. Allowance for Credit Losses" for the allowance balance and adjustments recognized during the period. 19

Leased Assets and Liabilities as a Lessee As a lessee, the Company enters into lease agreements to obtain the right to use assets, which includes rail equipment, for business operations. The Company records right-of-use assets ("ROU") for operating and finance leases and the related obligations are recorded as lease liabilities. The Company amortizes ROU assets over the life of the lease. ROU assets are reviewed for impairment annually, or if circumstances indicate that the carrying amount of those assets may not be recoverable. Operating lease ROU assets are presented in operating lease right-of-use assets, net and finance lease ROU assets are included within other assets on the Condensed Combined Balance Sheets. The amortization of operating lease ROU assets and the accretion of operating lease liabilities are fixed lease expenses included in amortization of right-of-use assets and interest expense on lease liabilities, respectively, in the Condensed Combined Income Statements. The fixed lease expense is recognized on a straight-line basis over the life of the lease. Operating lease liabilities include fixed and in-substance fixed payments for the contractual duration of the lease, adjusted for renewals or terminations which were considered probable of exercise when measured. The lease payments are discounted using a rate that approximates a collateralized borrowing rate for the estimated duration of the lease as the implicit discount rate is typically not known. The discount rate is updated when re-measurement events occur. The related operating lease ROU assets may differ from operating lease liabilities due to initial direct costs and deferred or prepaid lease payments. Cash and Cash Equivalents Cash and cash equivalents on the Condensed Combined Balance Sheets includes unrestricted cash on hand, cash items in transit, and amounts due from or held with other depository institutions. Restricted Cash Restricted cash on the Condensed Combined Balance Sheets is cash and cash equivalents that are restricted as to withdrawal and use. The Company's restricted cash relates to cash held for the expected repair and maintenance costs for certain railcar leases that the Company enters into as lessor. Goodwill Goodwill is recorded for business combinations when the purchase price is higher than the fair value of the acquired net assets, including identifiable intangible assets. The Company assesses goodwill for impairment at a reporting unit level on an annual basis or more frequently in certain circumstances. Reporting units are assessed for goodwill impairment at the reportable operating segment level or one level below. The Company has identified one reporting unit. Goodwill is allocated to the applicable reporting unit at the time of a business acquisition and does not change unless there is goodwill impairment or a significant business reorganization impacting the reporting unit. If we sell a business, a portion of goodwill may be included with the carrying amount of the divested business. The Company has the option of performing a qualitative assessment of goodwill. The Company may also elect to bypass the qualitative test and proceed directly to a quantitative test. If a qualitative assessment of goodwill is performed to test for impairment and concludes it is more likely than not that a reporting unit’s fair value is greater than its carrying amount, quantitative tests are not required. However, if determined it is more likely than not that a reporting unit’s fair value is less than its carrying amount, the Company completes a quantitative assessment to determine if there is goodwill impairment. The Company applies various quantitative valuation methodologies, including discounted cash flow and earnings multiple approaches, to determine the estimated fair value, which is compared with the carrying value of each reporting unit. A goodwill impairment loss is recognized if the fair value is less than the carrying amount, including goodwill. The goodwill impairment loss is limited to the amount of goodwill allocated to the reporting unit. Impairment losses are recognized as a charge to the goodwill impairment loss financial statement line and a reduction to the carrying value of goodwill. Subsequent reversals of goodwill impairment are prohibited. Income Taxes The Company evaluates income tax expense in two components: current income tax expense and deferred income tax expense. Current income tax expense represents the Company's estimated taxes to be paid or refunded for the current period and includes income tax expense related to uncertain tax positions. Uncertain tax positions that meet the more likely than not recognition threshold are measured to determine the amount of benefit to recognize. An uncertain tax position is measured at the largest amount of benefit that management believes has a greater than 50% likelihood of realization upon settlement. Tax benefits not meeting the Company's realization criteria represent unrecognized tax benefits. 20

Deferred income taxes are based on the balance sheet method and deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Under the balance sheet method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not. A valuation allowance reduces deferred tax assets to the realizable amount. Stock-Based Compensation The Parent maintains long-term incentive plans under which it provides awards for employee services in various forms such as restricted share rights ("RSRs"). These Condensed Combined Carve-out Financial Statements include expenses of the Parent that were allocated to WFR for stock-based compensation. The cost is reflected in personnel expense in the Condensed Combined Income Statements through a direct allocation from the Parent entity. The direct allocation represents the stock-based compensation expense attributable to employees within WFR cost centers. RSRs are the only form of stock-based compensation applicable for WFR. The Parent measures RSRs at fair value on the grant date. The cost is recognized in personnel expense net of actual forfeitures, normally over the vesting period of the award; awards with graded vesting are expensed on a straight-line method. Awards to employees who are retirement-eligible at the grant date are subject to immediate expensing upon grant. Awards to employees who become retirement-eligible before the final vesting date are expensed between the grant date and the date the employee becomes retirement-eligible. Except for retirement and other limited circumstances, RSRs are canceled when employment ends. See "Note 11. Stock-Based Compensation" for further information. Fair Value Measurement Fair value represents the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on an exit price notion that maximizes the use of observable inputs and minimizes the use of unobservable inputs. The Company measures assets and liabilities at fair value when required, when we have elected the fair value option, and to fulfill fair value disclosure requirements. These Condensed Combined Carve-out Financial Statements include only non-recurring fair value measurements. Assets and liabilities that are recorded at fair value on a nonrecurring basis are adjusted to fair value only as required through the application of accounting methods such as lower of cost or fair value ("LOCOM") and the measurement alternative, or write-downs of individual assets. The Company classifies assets and liabilities measured at fair value based upon a three-level hierarchy that assigns the highest priority to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs. The three levels are as follows: • Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets. • Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market. • Level 3 – Valuation is generated from techniques that use one or more significant assumptions that are not observable in the market. These unobservable assumptions reflect the Company's estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of discounted cash flow models, market comparable pricing, option pricing models, and similar techniques. Significant unobservable inputs used in the Level 3 fair value measurements include discount rates, default rates, comparability adjustments, and prepayment rates. Foreign Currency Matters The functional currency for all domestic and foreign operations is the U.S. dollar. Foreign currency-denominated transactions are remeasured in U.S. dollars using applicable exchange rates. Foreign currency transaction gains and losses are recognized in other expense in the Condensed Combined Income Statements. Foreign currency transaction gains and losses are not significant to the Company’s operations. 21

Note 4. Supplemental Cash Flow Information

The following table shows supplemental cash flow information:

	Six Months Ended June 30,	
(in millions)	**2025**	**2024**
Cash paid for interest	$ 77.3	$ 96.0
Net cash paid for income taxes	$ 26.7	$ 47.2

Interest paid consisted of interest on debt obligations. For the six months ended June 30, 2025, and 2024, the Company recorded non-cash transfers from direct financing and leveraged leases to operating lease assets of $11.5 million and $62.4 million, respectively.

Note 5. Operating Lease Assets

The following table shows the components of operating lease assets in the Condensed Combined Balance Sheets:

(in millions)	**June 30, 2025**	**December 31, 2024**
Railcars	$ 6,352.8	6,393.6
Boxcars	228.1	222.4
Locomotives	101.2	102.5
Leasehold improvements	35.5	34.8
	$ 6,717.6	**6,753.3**
Less: accumulated depreciation	(2,336.1)	(2,300.4)
Net operating lease assets	**$ 4,381.5**	**4,452.9**

Depreciation expense recognized for operating lease assets for the three months ended June 30, 2025 and 2024 was $51.6 million and $54.0 million, respectively. Depreciation expense recognized for operating lease assets for the six months ended June 30, 2025 and 2024 was $103.1 million and $108.4 million, respectively. Non-operating assets were fully depreciated prior to 2024 and therefore there was no depreciation expense recorded for these assets in the periods presented.

Note 6. Leases

WFR as Lessor

The Company leases locomotives and railcar equipment such as autoracks, boxcars, gondolas, tank cars, covered hoppers, open top hoppers, flat cars, and intermodal equipment under full-service and net operating leases. The operating lease agreements are typically structured as a fixed-rate rental obligation or a car hire arrangement. Fixed-rate rental obligation can be structured as a net lease where the lessee is responsible for maintenance, insurance, and taxes, or a full-service lease where the lessor is responsible for normal wear and tear maintenance, as provided in the lease agreements. The Company does not separate lease and non-lease components when reporting revenue for full-service operating leases. For car hire leases, revenue is based on equipment usage and is recognized when earned. Typically, the Company's operating leases do not provide customers with renewal options or options to purchase the asset. Customers are responsible for damage to railcars, as well as additional rental payments for usage above specified levels, as provided in the lease agreements.

The Company also leases locomotives and railcar equipment under leases that, at commencement, are classified as finance leases. The finance lease agreements are structured as net leases where the lessee is responsible for maintenance, insurance, and taxes. The Company's lease agreements generally do not have residual value guarantees. Many of the finance leases allow the customer to extend the lease or purchase the asset at or near lease termination.

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The following table shows the components of the Company's lease revenue for the periods presented:

(in millions)	Three Months Ended June 30, 2025		Three Months Ended June 30, 2024		Six Months Ended June 30, 2025		Six Months Ended June 30, 2024	
Operating lease revenue:								
Variable revenue on operating leases	$	5.8	$	7.1	$	11.7	$	14.1
Fixed revenue on operating leases		131.3		128.7		260.9		257.5
Operating lease gains on sale		5.9		18.1		13.8		20.4
Other lease-related revenue		4.8		3.5		5.9		4.2
Total operating lease revenue	**$**	**147.8**	**$**	**157.4**	**$**	**292.3**	**$**	**296.2**
Total finance lease revenue		22.9		23.8		50.7		58.2
Total lease revenue	**$**	**170.7**	**$**	**181.2**	**$**	**343.0**	**$**	**354.4**

The following table shows the components of direct financing leases in the Condensed Combined Balance Sheets:

(in millions)	June 30, 2025		December 31, 2024	
Total contractual lease payments receivable	$	674.5	$	694.7
Estimated unguaranteed residual value of leased assets		527.1		519.4
Unearned income		(301.2)		(312.1)
Deferred initial direct costs		3.8		3.9
Total direct financing leases	**$**	**904.2**	**$**	**905.9**

Leveraged leases, which are a form of finance leases, are reduced by related non-recourse debt from third-party investors. The following table shows the components of the Company's leveraged leases in the Condensed Combined Balance Sheets:

(in millions)	June 30, 2025		December 31, 2024	
Total contractual lease payments receivable	$	75.4	$	126.4
Estimated unguaranteed residual value of leased assets		174.2		182.9
Unearned income		(49.8)		(64.3)
Total leveraged leases	**$**	**199.8**	**$**	**245.0**
Deferred tax liabilities		(35.5)		(36.3)
Net leveraged lease receivables	**$**	**164.3**	**$**	**208.7**

WFR as Lessee

As a lessee, the Company leases railcar equipment such as boxcars, coal hoppers, and pressure differential covered hoppers. Railcars are subleased to customers as part of the Company's normal course of operations. Certain leases have options to purchase the underlying assets early, renew the lease, or purchase the underlying assets at the end of the lease term. The specific terms of the renewal and purchase options vary, and the Company did not include these amounts in the future contractual rental payments. Additionally, the contractual rental payments do not include amounts the Company is required to pay for licenses, taxes, insurance, and maintenance. The Company's lease agreements do not contain any material residual value guarantees. As of June 30, 2025, the Company leased 515 railcars, all accounted for as operating leases.

The following table shows the composition of the Company's lease costs for the periods presented:

(in millions)	Three Months Ended June 30, 2025		Three Months Ended June 30, 2024		Six Months Ended June 30, 2025		Six Months Ended June 30, 2024	
Fixed lease expense - operating leases	$	0.2	$	0.5	$	0.5	$	0.9
Sublease income		(0.6)		(0.6)		(1.2)		(1.1)
Total lease costs	**$**	**(0.4)**	**$**	**(0.1)**	**$**	**(0.7)**	**$**	**(0.2)**

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Note 7. Related Party Transactions

As discussed in "Note 3. Summary of Significant Accounting Policies", WF provides the Company with a number of services. Some of these services are provided directly by WF, and others are managed by WF through third-party service providers. The cost of certain services is either recognized through the Company's allocated portion of WF's corporate costs or billed directly to the Company. The cost of other services is included within the service itself, and the incremental cost for WF to provide the service is not discernible.

The Company's allocated portion of WF corporate costs of $4.2 million and $3.7 million for the three months ended June 30, 2025 and 2024, respectively, and $8.3 million and $8.4 million for the six months ended June 30, 2025 and 2024, respectively, were recorded in internal indirect expense allocation in the Condensed Combined Income Statements. In addition to the assessment of WF corporate costs, certain WF corporate costs such as business insurance and common compensation costs have historically been directly billed to the Company and recorded in the Company's general ledger.

These Condensed Combined Carve-out Financial Statements include additional related party transactions with WF and WF subsidiaries that include the following:

- WF grants restricted share rights to its group employees, including those of WFR. Stock-based compensation expense related to WFR employees was $0.3 million and $0.2 million for the three months ended June 30, 2025 and 2024, respectively, and $1.1 million and $1.1 million for the six months ended June 30, 2025 and 2024, respectively. Stock-based compensation expense is included in personnel expense in the Condensed Combined Income Statements.

- Historically, the Company has had access to funding provided by WF and affiliates. The Company utilizes revolving credit facilities with the Parent as the lender to support working capital needs, fund capital investments, and manage the timing of cash flows associated with operations and financing activities. Interest costs assessed to the Company under these revolving credit facilities were determined on the basis of drawn amounts and applicable rates under the terms of each agreement (refer to "Note 8. Debt"). Interest expense was $37.8 million and $47.8 million for the three months ended June 30, 2025 and 2024, respectively, and $75.8 million and $95.9 million for the six months ended June 30, 2025 and 2024, respectively.

- WF does not specifically distinguish payments of intercompany payables and receivables, but rather considers all such amounts, including retained earnings, to be part of a capital pool that is reflected as net parent investment in the Condensed Combined Carve-out Financial Statements.

- For U.S. legal entities within the Company, WF uses a centralized approach to cash management under which unrestricted cash deposits are transferred to WF on a daily basis and are pooled with deposits of other WF subsidiaries. As a result, none of WF's cash and cash equivalents have been allocated to the Condensed Combined Carve-out Financial Statements. Cash held in commingled accounts with WF, or its affiliates, is presented within net parent investment on the Condensed Combined Balance Sheets. The unrestricted cash and cash equivalents on the Condensed Combined Balance Sheets represents cash not subject to the WF centralized cash management process, including cash held in external (i.e., non-WF) bank accounts for WFR Canada's operations. Restricted cash on the Condensed Combined Balance Sheets is also excluded from the WF centralized cash management process.

Note 8. Debt

The following table summarizes the Company's uncommitted credit facilities that were available ($ in millions):

Line No.	Lender	Maximum Amount	Rate (SOFR +)	Maturity	Drawn amount at June 30, 2025	Drawn amount at December 31, 2024
1	Wells Fargo Bank, N.A.	$ 50.0	2.01%	March 3, 2028	$ —	$ 2.0
2	Wells Fargo Bank, N.A.	4,900.0	1.24%	March 10, 2028	2,660.2	2,738.8
3	Wells Fargo Bank, N.A.	25.0	1.35%	March 24, 2028	15.3	16.2
Total		**$ 4,975.0**			**$ 2,675.5**	**$ 2,757.0**

As of June 30, 2025 and December 31, 2024, the Company maintained three uncommitted line of credit arrangements, totaling $5.0 billion in aggregate availability. As of June 30, 2025 and December 31, 2024, $2.7 billion and $2.8 billion, respectively, was drawn under these facilities. These facilities bear interest at floating rates tied to Secured Overnight Financing Rate (SOFR) plus applicable margins and are settled daily through the Parent treasury function. These credit facilities were renewed in the first quarter of 2025 and as of June 30, 2025, have maturities ranging from March 3, 2028 to March 24, 2028.

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In addition to the credit facilities listed above, as of June 30, 2025 and December 31, 2024, the Company maintained an intercompany revolving credit facility with Wells Fargo Rail Structured Holdings LLC. This facility provided for borrowings up to $1.7 billion as of both June 30, 2025 and December 31, 2024. As of June 30, 2025 and December 31, 2024, $1.3 billion and $1.2 billion, respectively, was drawn under this facility. This intercompany facility is eliminated in the Condensed Combined Carve-out Financial Statements and is therefore not included in the table above. Note 9. Fair Value Measurements Fair value is the price that a market participant would receive to sell an asset or pay to transfer a liability in an orderly transaction at the measurement date. The Company classifies fair value measurements according to the three-level hierarchy defined by GAAP, and those classifications are based on the Company's judgment about the reliability of the inputs used in the fair value measurement. Level 1 inputs are quoted prices available in active markets for identical assets or liabilities. Level 2 inputs are observable, either directly or indirectly, and may include quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data. For assets or liabilities with a specified contractual term, Level 2 inputs must be observable for substantially the full term of that asset or liability. Level 3 inputs are unobservable, meaning they are supported by little or no market activity. Fair value measurements classified as Level 3 typically rely on pricing models and discounted cash flow methodologies, both of which require significant judgment. The Company did not hold any assets or liabilities recorded at fair value on a recurring basis as of June 30, 2025 and December 31, 2024. The Company reviews long-lived assets, such as operating lease assets, right-of-use assets, direct financing leases, leveraged leases, and goodwill, for impairment whenever circumstances indicate that the carrying amount of these assets may not be recoverable or when assets may be classified as held for sale. The Company determines the fair value of the respective assets using Level 3 inputs, including estimates of discounted future cash flows, independent appraisals, and market comparables, as applicable. Certain assets were subject to non-recurring Level 3 fair value measurements during the three and six months ended June 30, 2025 and 2024 and continue to be held at June 30, 2025 and December 31, 2024. The fair value of such assets at the time of their measurement was $6.1 million and $10.7 million at June 30, 2025 and December 31, 2024, respectively, and primarily consisted of railcars in both periods. See "Note 10. Asset Impairments and Assets Held for Sale" for further information. Other Financial Instruments The carrying amounts of cash and cash equivalents, receivables, accounts payable and other current liabilities approximate fair value due to the short maturity of those instruments. The carrying amount of the Company's uncommitted line of credit arrangements approximates fair value as interest rates applied to the underlying debt are adjusted daily to market interest rates, which is a Level 2 input. Note 10. Asset Impairments and Assets Held for Sale The Company reviews long-lived assets, including operating lease assets, right-of-use assets, and finance lease assets for impairment annually, or whenever circumstances indicate that the carrying amount of those assets may not be recoverable. For the three and six months ended June 30, 2025 and June 30, 2024, impairment losses for these assets were immaterial to the Condensed Combined Carve-out Financial Statements. Assets held for sale were $6.1 million as of June 30, 2025 and $10.7 million as of December 31, 2024. All assets held for sale at June 30, 2025 are expected to be sold within one year. Note 11. Stock-Based Compensation The Parent grants restricted share rights ("RSRs") to employees, including those of WFR. Stock-based compensation expense for RSRs awarded to WFR employees is included in personnel expense in the Condensed Combined Income Statements. For the three months ended June 30, 2025 and 2024, the Company recognized stock-based compensation expense of $0.3 million and $0.2 million, respectively. For both the six months ended June 30, 2025 and 2024, the Company recognized stock-based compensation expense of $1.1 million. 25

Note 12. Income Taxes The Company's effective tax rate was 23.9% and (18.1)% for the three and six months ended June 30, 2025, respectively, and 22.4% and 22.8% for the three and six months ended June 30, 2024, respectively. The effective tax rate is impacted by the source and amount of earnings among different tax jurisdictions as well as the amount of permanent tax differences relative to pre-tax income. The Company's effective tax rate in any period can be impacted by revisions to the estimated full year rate. There are no unrecognized tax benefits with respect to the entities included in these Condensed Combined Carve-out Financial Statements. Note 13. Concentrations Concentration of Revenues The Company derived revenue from a wide range of companies within different industries. The Company's foreign identifiable revenues for both operating and finance lease revenue were derived in Canada and Mexico. For the six months ended June 30, 2025, the largest concentrations of operating lease revenue were railcars used for the transportation of agricultural grain (24%), plastics (12%), cement and sand (11%), and coal products (10%). For the six months ended June 30, 2025, the largest concentrations of finance lease revenue were locomotives or railcars used for the transportation of freight (locomotives) (28%), agricultural grain (21%), plastics (14%), and intermodal-flatcars (13%). Concentration of Credit Risk Under lease agreements with customers, the Company typically retains legal ownership of the assets. The Company performs a credit evaluation prior to approval of a lease contract. Subsequently, the creditworthiness of the customer and the value of the collateral is monitored on an ongoing basis. The Company maintains an allowance to provide for credit losses inherent in the receivable balances. For the six months ended June 30, 2025, the Company did not have any concentrations greater than 10% for operating lease revenue with any particular customer. For the six months ended June 30, 2025, the Company had concentrations of finance lease revenue greater than 10% with two customers: BNSF Railroad Company and Union Pacific Railroad Company representing approximately 39% and 10% of finance lease revenue, respectively. Concentration of Labor Force The Company did not have any employees covered by collective bargaining agreements as of June 30, 2025. Note 14. Commercial Commitments The Company enters into various commercial commitments that requires the Company to fulfill specific obligations in the event of third-party demands. Similar to balance sheet investments, these commitments can expose the Company to credit, market, and equipment risk. Accordingly, management evaluates these commitments and other contingent obligations using techniques similar to those used to evaluate funded transactions. The Company did not enter into any commercial commitments as of June 30, 2025 and December 31, 2024. There were no liabilities recorded on the Condensed Combined Balance Sheets for commercial commitments as of June 30, 2025 and December 31, 2024. Note 15. Goodwill The Company's goodwill, which is related to one reporting unit, was $0.0 million as of June 30, 2025 and $104.2 million as of December 31, 2024. During the first quarter of 2025, the Parent performed an interim goodwill impairment test, which was triggered by ongoing discussions with a potential third-party buyer regarding the sale of the rail business. Based on these discussions, the fair value of the rail business was deemed to be based on the net book value of its tangible assets, excluding goodwill. As a result of the assessment, the Parent determined that goodwill of the reporting unit was impaired and the Company recognized a non-cash goodwill impairment charge of approximately $104.2 million during the first quarter of 2025. For the year ended December 31, 2024, management evaluated goodwill and concluded it was not impaired as the fair value exceeded its recorded book value at the time of evaluation. For additional information regarding the carve-out business and related goodwill, refer to "Note 3. Summary of Significant Accounting Policies." 26

Note 16. Allowance for Credit Losses Refer to "Note 3. Summary of Significant Accounting Policies" for details on the Company's allowance for credit losses. There were no write-offs or recoveries for the three and six months ended June 30, 2025 and 2024. The following table presents the adjustments recognized for the three and six months ended June 30, 2025 and 2024: Three Months Ended Six Months Ended June 30, June 30, (in millions) 2025 2024 2025 2024 Provision (reversal) for credit losses $ (0.6) $ 0.5 $ (0.1) $ 0.3 Total $ (0.6) $ 0.5 $ (0.1) $ 0.3 The following table shows changes in the allowance for credit losses balance as of the dates presented: (in millions) June 30, 2025 December 31, 2024 Beginning balance $ 5.3 $ 5.6 Provision (reversal) for credit losses (0.1) (0.3) Ending balance $ 5.2 $ 5.3 Note 17. Other Assets and Other Liabilities The following table shows the components of other assets reported in the Condensed Combined Balance Sheets: (in millions) June 30, 2025 December 31, 2024 Prepaid expenses $ 1.7 $ 0.8 Inventory 0.3 0.3 Premise and equipment, net — 0.1 Finance lease right of use assets, net — 6.6 Total other assets $ 2.0 $ 7.8 The following table shows the components of other liabilities in the Condensed Combined Balance Sheets: (in millions) June 30, 2025 December 31, 2024 Operating lease deferred revenue $ 44.8 $ 45.0 Deferred gain on railcar disposition 13.5 12.7 Non-interest bearing deposits 6.7 8.7 Finance lease liabilities — 5.6 Total other liabilities $ 65.0 $ 72.0 27

Note 18. Legal Proceedings and Other Contingencies The Company, from time to time, is subject to legal proceedings, claims, and investigations that arise in the normal course of operations including environmental, property damage and personal injury matters. These matters are subject to uncertainties, and it is possible that certain of these matters have the potential for adverse financial results. Management, in consultation with legal counsel, evaluated any such matters and concluded that as of June 30, 2025, there were no material legal proceedings or pending claims requiring disclosure or accrual in these Condensed Combined Carve-out Financial Statements. Environmental The Company is subject to extensive federal, state, and local environmental regulations and has established operating procedures intended to mitigate environmental risks associated with railcar leasing, including the maintenance of railcars used to transport chemicals and other hazardous materials. Management has evaluated the carve-out business's exposure to environmental liabilities and concluded that, as of June 30, 2025, there were no material environmental matters requiring recognition or disclosure in the Condensed Combined Carve-out Financial Statements. Note 19. Subsequent Events The Company has evaluated events and transactions that occurred after the date of the accompanying Condensed Combined Balance Sheets for potential recognition or disclosure. As of August 27, 2025, no subsequent events have occurred that require recognition or additional disclosure in these financial statements. 28